EXHIBIT 10.1

SEPARATION AGREEMENT
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AND RELEASE OF ALL CLAIMS

NOTICE: READ BEFORE YOU SIGN! This agreement contains a RELEASE. We advise that you consult an ATTORNEY.

THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (“Agreement”) is made and entered into by and between Cory Miller (“Employee”) and The Scotts Company LLC (“Company”) and superscedes and replaces all prior Agreements provided to the Employee;

WHEREAS, Employee’s last day of employment with Company shall be September 1, 2022 (the “Termination Date”);

WHEREAS, Employee is covered as a Tier 1 Participant under the Company’s Executive Severance Plan, the benefits of which are non-negotiable and only available upon the Effective Date of this Agreement;

NOW THEREFORE, in exchange for and in consideration of the promises and covenants contained herein, along with other good and valuable consideration, the receipt of which is expressly acknowledged hereby, the parties agree as follows:

1.    Severance Benefits. The parties agree that Employee has been separated from service for a reason covered by the Company’s Executive Severance Plan (and that receipt of this Agreement shall serve as a “Notice of Termination” as described therein) and, thus, Employee is entitled to the benefits available under the Executive Severance Plan (and no other benefits) and only entitled to such benefits upon the Effective Date of this Agreement. The terms of the Executive Severance Plan are hereby incorporated by reference and any inconsistency between the terms of the Executive Severance Plan and this Agreement will be resolved in favor of the terms of the Executive Severance plan. The Company agrees to provide Employee with the following (collectively, the “Severance Benefits”) :

(A)    Severance Pay equal to a continuation of salary, at Employee’s regular base pay as of the Termination Date and as described under the Executive Severance Plan (the “Severance Pay”), payable in accordance with standard Company payroll procedures for 24 months (the “Severance Period”). The Severance Pay shall be subject to withholding and deductions required by federal, state, and local taxing authorities with each installment. In the event that Employee accepts re-employment with Scotts or any of its affiliates or accepts employment with any of Scotts strategic or joint venture partners during the Severance Period, Scotts’ obligation to continue making severance payments will cease as of the date such employment or re-employment begins. The Severance Pay shall begin to be paid on the first payroll date following the Effective Date; provided, however, that if this Agreement would allow the Effective Date to occur in either of two calendar years, then the first payment of the Severance Pay shall be made on the first payroll date that occurs in the second calendar year and that is after the Effective Date.

(B)    In lieu of outplacement services, Employee will receive a lump sum payment of $24,000, which shall be paid on the first payroll date following the Effective Date of this agreement.

(C)    Employee may be eligible to elect COBRA continuation benefits as to medical, dental and vision insurance benefits, and participation in the Employee Assistance Program as provided by applicable law, and the applicable plan. At the time payment is made pursuant to paragraph 1A, the Company shall also pay Employee an amount equal to the excess of the then COBRA premium charged by the Company to terminated employees minus the premium Employee paid as an active employee for the benefits for which Employee was actively participating on the Termination Date, all calculated at the rates in effect at the Termination Date (a “Benefits Offset Payment”). This Benefits Offset Payment will be made for each month starting with the month following the Termination Date for the length of the Severance Period. This payment shall be subject to any applicable withholding and deductions required by federal, state, and local taxing authorities.

(D)    Employee will be eligible to receive a Bonus Amount equal to 2.0 times the Employees’ Target Bonus Opportunity (base salary multiplied by incentive target percentage) for fiscal year ending September 30, 2022. The Bonus Amount shall be paid in two equal installments. The first installment shall be paid on the first payroll date following the first year anniversary of the Termination Date provided that Employee has continued to comply with both his covenants and obligations under this Agreement and any other post employment obligations that he may have including any obligations under the noncompetition, nonsolicitation and confidentiality agreement that he signed, until the date of payment. The second installment shall be paid on the first payroll date following the second year anniversary of the Termination Date provided that Employee has continued to comply with both his covenants and obligations under this Agreement and any other post employment obligations that he may have including any obligations under the noncompetition, nonsolicitation and confidentiality agreement that he signed, until the date of payment. This payment shall be subject to any applicable withholding and deductions required by federal, state, and local taxing authorities.

(E)    The unvested Restricted Stock Units (and their related dividend equivalents) and the unvested Performance Units (and their related dividend equivalents) granted to Employee on February 3, 2020 (the “2020 Equity Awards”), remain subject to all terms and conditions of the applicable Award Agreements, including satisfaction of the performance criteria as disclosed in the applicable Award Agreements. For purposes of clarity, based on the Termination Date, the 2020 Equity Awards will automatically vest on February 3, 2023 in accordance with the terms of the applicable Award Agreements irrespective of Employee’s separation from service, and shares will be distributed pursuant to those grants at the time otherwise provided in accordance with the terms of the applicable Award Agreements.

(F)    The unvested non-qualified stock options granted to Employee on February 5, 2021, will be forfeited as of the Termination Date in accordance with the terms of the applicable award agreement. Irrespective of Employee’s separation from service, the unvested Performance Units (and their related dividend equivalents) granted to Employee on February 4, 2022, as well as the unvested Restricted Stock Units (and their related dividend equivalents) granted on January 8, 2021, February 5, 2021, and February 4, 2022 respectively will vest on a prorated basis (subject to the satisfaction of the performance criteria, if any, disclosed in the applicable award agreements), calculated based on the number of days of active service between the respective grant dates and the Termination Date over 1095 days. The resulting number of shares, and their related dividend equivalents, will be distributed pursuant to those grants at the time otherwise provided in accordance with the terms of the applicable award agreements.

The Severance Benefits described herein shall be the only amounts paid by or on behalf of Company, and no interest on this amount shall be paid. Employee acknowledges and agrees that the benefits described above are no less than the benefits payable to Employee pursuant to the Executive Severance Plan and that he is not entitled to any other benefits under the Executive Severance Plan or any other plan or agreement. Employee otherwise acknowledges hereby the receipt of all wages and other compensation or benefits to which Employee is entitled as a result of Employee’s employment with Company through the Termination Date.

Employee acknowledges and agrees that Company is under no obligation to pay Employee any Severance Benefits until Employee has agreed to be bound by a separate confidentiality, noncompetition, and nonsolicitation agreement (which Company and Employee acknowledge that Employee entered into on April 18, 2008 which satisfies such condition), similar arrangement, and any other post-employment obligations under any Company policy with such obligations (“Post-Employment Obligations”). In addition, Employee acknowledges and agrees all Severance Benefits paid must be repaid, and the payment of any future Severance Benefits, if any, will cease, in the event that the Company, in its sole discretion, determines that Employee has breached any Post-Employment Obligations owed to the Company. Further, Employee acknowledges and agrees that any and all business expenses must be properly submitted for reimbursement with all required supporting documentation before payment of any Severance Benefits will commence. Finally, Employee acknowledges and agrees that any amounts that remain due on Employee’s Corporate American Express card account that the Company deems for any reason to be personal expenses, including but not limited to insufficient supporting documentation or because such amounts are otherwise non-reimbursable under the Company’s Corporate Travel and Business Expense policy, must be paid in full before payment of any Severance Benefits will commence.

2.    Release of Claims. Employee, on behalf of Employee and Employee’s spouse, personal representatives, administrators, minor children, heirs, assigns, wards, agents, and all other persons claiming by or through Employee, does hereby forever release and discharge Company and its respective officers, directors, shareholders, agents, employees, affiliates, subsidiaries, divisions, predecessors, successors, and assigns (the “Released Parties”) from any and all charges, claims, demands, judgments, causes of action, damages, expenses, costs, and liabilities of any kind whatsoever. Employee expressly acknowledges that the claims released by this paragraph include all rights and claims relating to Employee’s employment with Company and the termination thereof, including without limitation any claims Employee may have under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification (WARN) Act, Ohio Revised Code Chapter 4112, Family and Medical Leave Act and any other federal, state, or local laws or regulations governing employment relationships. This release specifically and without limitation includes a release and waiver of any claims for employment discrimination, wrongful discharge, breach of contract, or promissory estoppel, and extends to all claims of every nature and kind, whether known or unknown, suspected or unsuspected, presently existing or resulting from or attributable to any act or omission of the Released Parties occurring prior to the execution of this Agreement. The release contained herein does not apply to any claim or to rights or claims first arising after the Effective Date of this Agreement, nor does it apply to any claims for unemployment compensation, workers compensation benefits, or vested benefits under ERISA.

3.    Right to Participate in Charge. Nothing in this agreement shall be construed to mean that Employee may not file a charge with a governmental agency, or participate in any investigation of a charge conducted by any governmental agency.

Employee nevertheless understands and agrees that because of the waiver and release, he freely provides by signing this Agreement, he cannot obtain any monetary relief or recovery from the Released Parties in any proceeding.

4.    Knowing and Voluntary Act. Employee acknowledges and agrees that the release set forth above is a general release. Employee, having been encouraged to and having had the opportunity to be advised by counsel, expressly waives all claims for damages which exist as of this date, but of which Employee does not now know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known would materially affect Employee’s decision to enter into this Agreement. Employee further agrees that Employee accepts the Severance Benefits as a complete compromise of matters involving disputed issues of law and fact and assumes the risk that the facts and law may be other than Employee believes. Employee further acknowledges and agrees that all the terms of this Agreement shall be in all respects effective and not subject to termination or rescission by reason of any such differences in the facts or law, and that Employee provides this release voluntarily and with full knowledge and understanding of the terms hereof.

5.    Revocation Period. Employee specifically acknowledges and understands that this Agreement is intended to release and discharge any claims of Employee under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act (OWBPA). Under the OWBPA, Employee has 45 calendar days in which to consider this Agreement. However, pursuant to paragraph 19, below, Employee may sign this Agreement at any time up to and including 60 days after the Termination Date. Employee will have 7 calendar days in which to revoke Employee’s acceptance after signing this Agreement. To revoke, Employee must deliver written notice of revocation to Company’s Human Resources Department at 14111 Scottslawn Rd; Marysville, Ohio 43041. This Agreement will not be effective or enforceable unless it is signed in accordance with Paragraph 19 and is not revoked before the revocation period has expired. The Effective Date is the day after the last day of the revocation period following Employee’s execution of this Agreement.

6.    Non-disparagement. Employee agrees that Employee will not make any statement to any third party that Employee could reasonably foresee would cause harm to the personal or professional reputation of the Released Parties. The Company will instruct its CEO, Senior Executive Staff, and Human Resource Executives not to make any statement to any third party that he could reasonably foresee would cause harm to the personal or professional reputation of Employee. Nothing in this section limits any person's ability to provide truthful testimony or information to any court or government agency.

7.    No Admission of Liability. Neither this Agreement, nor any term contained herein, may be construed as, or may be used as, an admission on the part of either party of any fault, wrongdoing, or liability whatsoever.

8.    Survivorship. Should Employee die or become totally disabled following the Termination Date but before the payments due Employee under Paragraph 1 above have been made, any remaining payments shall be made to Employee (or Employee’s designated beneficiary, as applicable).

9.    Return of Property. Employee agrees to return all Company property remaining in Employee’s possession or control, including without limitation any and all equipment, documents, credit cards, hardware, software, source code, data, keys or access cards, files, or records on or before the Termination Date.

10.    Confidentiality. This Agreement is and shall remain confidential. Employee agrees not to, at any time, disclose the terms of this Agreement, in whole or in part, including the existence and amount of the Severance Benefits, to any individual or entity without the prior written consent of Company or unless required by law. Employee may, however, disclose the terms of this Agreement to Employee’s attorney, tax advisor, and immediate family, provided that any such persons agree in advance to be bound by this confidentiality provision. Employee further acknowledges and agrees that any confidentiality, nondisclosure, noncompetition, and nonsolicitation obligations to Company under any prior agreement, are not being released hereby and will specifically survive the termination of Employee’s employment and this Agreement. Employee expressly agrees to keep and maintain Company confidential information confidential, and not to use or disclose such information, directly or indirectly, without the prior written consent of Company or unless required by law. Employee agrees that the provisions of this paragraph are material terms of this Agreement.

11.    Cooperation with Litigation. Employee will cooperate fully with Company in its defense of any lawsuit filed over matters that occurred during the tenure of Employee’s employment with Company, and Employee agrees to provide full and accurate information with respect to same. Employee further agrees not to assist any party in maintaining any lawsuit against any of the Released Parties, and will not provide any information to anyone concerning any of the Released Parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying Company sufficiently in advance of such subpoena or court order to reasonably allow Company an opportunity to object to same.

12.    Cooperation with Governmental Investigations. Employee will cooperate fully with Company in any investigation, audit, or inquiry conducted by or on behalf of any federal, state, or local governmental agencies regarding the Company, including, but not limited to, providing truthful information to the Company and making herself/himself available to the Company upon reasonable notice for purposes of being interviewed or otherwise providing assistance to the Company. Employee further agrees to notify the Company through the Director of Litigation, at 14111 Scottslawn Road, Marysville, Ohio 43041 should he be contacted by a governmental agency regarding a governmental investigation, audit or inquiry regarding the Company.

13.    Choice of Law. The validity, construction and interpretation of this Agreement shall be governed by the laws of the State of Ohio.

14.    Execution in Parts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single Agreement.

15.    No Waiver of Terms. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of any such term, covenant, or condition, nor shall any failure at any one time or more times be deemed a waiver or relinquishment at any other time or times of any right under this Agreement.

16.    Modifications. No modification or amendment of this Agreement shall be effective unless the same is in a writing duly executed by all the parties hereto.

17.    Assignment. Company may assign, in whole or in part, its rights and obligations under this Agreement, and the rights of Company hereunder shall inure to the benefit of, and the obligations of Company hereunder shall be binding upon, its successors and assigns. Employee’s rights and obligations hereunder may not be assigned.

18.    Entire Agreement. Except as otherwise set forth herein, this Agreement sets forth the entire Agreement between Company and Employee and supersedes and replaces any and all prior or contemporaneous representations or agreements, whether oral or written, relating to the subject matter hereof.

19.    Method of Acceptance. To accept, Employee must sign the Agreement. Once Employee has accepted the Agreement, Employee shall deliver a signed and dated copy hereof to The Scotts Company Attn: Human Resources Department / Compensation, 14111 Scottslawn Road, Marysville, Ohio 43041. This Agreement cannot be accepted until after the Termination Date and will not be effective if signed by Employee prior to the Termination Date. Employee has 60 days following the Termination Date to accept this Agreement. Employee’s failure to deliver Agreement in a timely manner will excuse Company from timely payment.

20.    Code Section 409A Compliance. It is Company’s intent that amounts paid under this Agreement generally shall not constitute “deferred compensation” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and the regulations promulgated thereunder, because the amounts paid under this Agreement are structured to comply with either the “short-term deferral” exception or other applicable exceptions to Code Section 409A. To the extent that any individual payments under this Agreement do not qualify for an exception and are determined to be “deferred compensation” within the meaning of Code Section 409A and compliance with an applicable term of this Agreement would cause or would result in a violation of Code Section 409A, then such provision shall be interpreted or reformed in the manner necessary to achieve compliance with Code Section 409A. Accordingly, the “Termination Date” is the date that Employee incurred a “separation from service” under Code Section 409A, and thus all payments under this Agreement are being made upon Employee’s separation from service. In no event may Employee, directly or indirectly, designate the calendar year of a payment and where payment may occur in one year or the next, it shall be made in the second year. Each payment under this Agreement, including each salary continuation payment of Severance Pay, and each Benefits Offset Payment, shall be treated as a separate identified payment for purposes of Code Section 409A.

Employee is a specified employee (as defined in Treasury Regulation Section 1.409A-1(i)). Company and Employee agree that all payments under this Agreement that are scheduled to be paid within six months after Employee’s Termination Date qualify for an exception to Code Section 409A, and all other payments are made at a time and in a form that complies with Code Section 409A. Employee acknowledges that Company does not make any representations or is providing tax advice to Employee, and that Employee has had the opportunity to consult with his own tax and financial counsel with respect to this Agreement.

IN WITNESS WHEREOF, EACH OF THE UNDERSIGNED, HAVING RECEIVED ALL THE ADVICE DEEMED NECESSARY, AND HAVING CAREFULLY READ AND UNDERSTOOD THIS AGREEMENT, DOES HEREBY SIGN AND ACCEPT THIS AGREEMENT AS OF THE DATE SET FORTH BELOW.

IN ORDER TO BE EFFECTIVE THIS AGREEMENT CAN NOT BE SIGNED BY EMPLOYEE UNTIL THE DAY AFTER THE TERMINATION DATE OR LATER.

September 26, 2022	/s/ CORY MILLER
Date	Cory Miller

September 22, 2022	THE SCOTTS COMPANY LLC
Date
/s/ DENISE STUMP
By: Denise Stump
Its: Executive Vice President, Global HR

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